PEABODY ENERGY News Release

CONTACT:

Vic Svec

+1 (314) 342-7768

FOR IMMEDIATE RELEASE
April 15, 2010

PEABODY ENERGY MAKES CASH PROPOSAL OF
A$16.00 PER SHARE FOR MACARTHUR COAL

ST. LOUIS, April 15 – Peabody Energy (NYSE: BTU) today submitted an improved and definitive proposal to acquire a controlling interest in Macarthur Coal Limited (ASX: MCC). Under Peabody’s proposal, which has the approval of Peabody’s Board of Directors, Macarthur shareholders would receive a cash price of A$16.00 per share valuing Macarthur at A$4.1 billion (US$3.8 billion).

Peabody’s proposal is clearly superior to Macarthur’s proposed takeover offer for Gloucester Coal and associated transactions with Noble and other proposals that Macarthur has disclosed. The A$16.00 per share offer delivers a material premium and represents:

•	A 39 percent premium to A$11.48 per share, which was the 30-day volume-weighted average share price up to March 30, 2010, the day before Macarthur announced Peabody’s initial proposal;

•	A 36 percent premium to A$11.75 per share, the average net asset value per share determined by research analysts that Macarthur referenced in its April 7 announcement;

•	A 59 percent premium to A$10.04 per share, the closing share price of Macarthur on 25 February 2010, being the day prior to the release of the Lonergan Edwards Independent Expert’s Report; and

•	Up to a 63 percent premium to the valuation range for Macarthur prepared by the Independent Expert on behalf of Macarthur.

Under the proposal, Peabody is prepared to offer cash to all Macarthur shareholders and remains willing to provide any, or all, of Macarthur’s three major shareholders with the opportunity to retain their economic interest in Macarthur should they so desire. Peabody believes this optionality enhances the likelihood of securing shareholder approval under a customary scheme of arrangement.

Peabody’s proposal is subject only to a limited, confirmatory due diligence period of up to five days, primarily focused on the terms of material contracts, including potential change in control provisions. With cooperation from Macarthur’s management team, Peabody’s proposal can be offered to Macarthur’s shareholders for consideration in a very short time period.

Peabody’s proposal will lapse if Macarthur proceeds with the shareholder vote scheduled for April 19, 2010, or if the Gloucester/Noble Group transactions proceed.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2009 sales of 244 million tons and $6 billion in revenues. Its coal products fuel 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect results include those described in this press release as well as risks detailed in the company’s reports filed with the Securities and Exchange Commission.